Xten Launches Free NAT and Firewall Traversal Solution for
Standards-based Voice and Video over IP

Santa Clara, CA, June 2, 2004 /PRNewswire-FirstCall/ - Xten Networks, Inc. (OTCBB:XNWK) has announced today the release of XTunnels as a free NAT (Network Address Translation), Firewall and Private Proxy traversal solution for SIP endpoints. VoIP softphones and hard phones incorporating XTunnels can now receive voice and video calls across NAT-enabled firewalls without adjusting or modifying anything on the private network, as is the case with Xten softphones today.

"Our industry needed a solution to this problem for the benefit of all who are interested in the rapid expansion of Voice and Video over IP," said Erik Lagerway, co-founder and Chief Operating Officer of Xten, "All Xten softphones support XTunnels, which allows Service Provider, Carrier and MSO customers, interested in deploying Xten softphones, to do so without the additional capital outlay of an expensive NAT traversal solution."

A very significant obstacle standing in the way of mainstream deployment of Voice and Video over IP today concerns security issues at the edge of the network. Prior to Xten's XTunnels solution, companies wanting to deploy VoIP in a secure network interconnected to an open network (the Internet) had to contemplate using solutions such as SBCs (Session Border Controllers) to achieve this. SBCs sometimes fail to solve the problem in scenarios where reverse UDP mapping is not enabled or turned off, which is the case in most corporate firewalls. Another solution would be to replace the local user firewall, which is costly and cumbersome for the end user or corporate network IT manager.

XTunnels is the only free solution that solves almost all of the NAT and Firewall traversal problems plaguing standards-based VoIP today. For more information visit www.XTunnels.org

About Xten Networks, Inc.

Xten is a provider of award-winning, high-quality, carrier-grade SIP-based VoIP software and softphones. Xten's goal is to be the primary choice in SIP-based client-side audio and video IP communications software for Telecoms, Cable Providers and Internet Telephony Service Providers. Those who are interested in Xten products should visit sales.xten.com On the Web: www.xten.com

For more information, please contact:

Mark Bruk, CEO
408.876.4346 ext 4
mark@xten.com